April 28, 1997

Brooks Blakeman, the Chairman of Guaranty Bancshares Holding Corporation and Guaranty Bank & Trust Company, and Wallace Carline, the Chairman of MC Bancshares, Incorporated and MC Bank & Trust Co., announced today that the institutions will negotiate a definitive agreement for the acquisition of Guaranty Bancshares Holding Corporation and Guaranty Bank & Trust Company by MC Bancshares, Incorporated and MC Bank & Trust Co. for cash consideration of $7,500,000. Such a definitive agreement would have to be approved by the Board of each institution as a condition to the consummation of the transaction. Closing would also be subject to customary conditions, including regulatory approval and approval by the shareholders of Guaranty Bancshares Holding Corporation.

Guaranty Bancshares Holding Corporation is located in Morgan City, Louisiana, where it operated its wholly-owned subsidiary Guaranty Bank & Trust Co. Guaranty Bank & Trust Co. presently operates 3 full service offices in the parishes of St. Mary & Lafayette.

MC Bancshares, Incorporated is also located in Morgan City,
Louisiana, where it operates its wholly-owned subsidiary MC Bank
& Trust Co. MC Bank & Trust Co. operates 4 full service offices in the parish of St. Mary.